Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 27th day of January, 2019 (the “Effective Date”), by and between BME TEXAS HOLDINGS LLC, a Delaware limited liability company (“Assignor”), and CTR PARTNERSHIP, LP, a Delaware limited partnership and its successors and/or assigns (“Assignee”), with respect to the following facts:

RECITALS

A.    WHEREAS, Assignor has entered into that certain Purchase and Sale Agreement dated December 5, 2018 (as amended, the “Purchase Agreement”) with the Seller (as defined in the Purchase Agreement), pursuant to which Assignor has agreed to purchase from Seller, among other things, the Facility Assets (as defined in the Purchase Agreement) with respect to each of the Facilities described in Schedule “1” attached hereto (collectively, the “Facilities”), and

B.    WHEREAS, immediately subsequent to Assignor’s acquisition of the Facility Assets pursuant to the Purchase Agreement, Assignor desires to assign and convey to Assignee, and Assignee desires to assume and purchase from Assignor, the Equity Interests (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Incorporation of Recitals; Definitions.

(a)    The statements set forth in Paragraphs A and B above are incorporated herein by this reference.

(b)    Capitalized terms used herein but not otherwise defined shall have the same meanings as set forth in the Purchase Agreement; provided, however, that (i) “Facilities” herein shall refer only to the facilities identified in Schedule “1” attached hereto and (ii) to the extent such capitalized terms apply to more facilities than the Facilities, the term shall be construed to only apply to the Facilities herein unless the applicable term provides otherwise.

2. Sale of Equity Interest.

(a)    Prior to the Closing Date, Assignor shall nominate (in writing) a newly formed Delaware limited liability company for each Facility as set forth on Schedule “1” attached hereto (each, a “Purchaser SPE”, and collectively, the “Purchaser SPEs”) to take title to the Facilities (and Facility Assets related thereto) on the Closing Date. At formation of each Purchaser SPE, Assignor shall be the sole member thereof and each Purchaser SPE shall be subject to a single member LLC Agreement in a form reasonably acceptable to Assignee. Prior to the Closing Date, Assignor shall cause each Purchaser SPE to be qualified to do business in the State of Texas and shall provide documentation of the same to Assignee.

(b)    Subject to satisfaction or waiver of all conditions set forth in Section 9 below, Assignor shall transfer one hundred percent (100%) of the issued and outstanding membership interests in each of the Purchaser SPEs (the “Equity Interests”) for the Facilities, to Assignee, as follows:

(i)    On the applicable Closing Date, subject to the satisfaction of the terms and conditions of this Agreement and immediately after the Purchase Agreement Closing, Assignor shall sell, transfer and assign to Assignee the Equity Interests for each Purchaser SPE acquiring the applicable Transferred Facilities, and Assignee shall purchase, acquire and assume such Equity Interests, pursuant to the terms and provisions of an Assignment of Limited Liability Company Membership Interests, substantially in the form of Exhibit A attached hereto (each, a “Purchaser SPE Assignment”, and collectively, the “Purchaser SPE Assignments”).

(ii)    Prior to each MIPA Closing Date, Assignor shall nominate in writing delivered to Seller each Purchaser SPE to acquire the Facility Assets with respect to the Facility being acquired by such Purchaser SPE.

3.    Purchase Price. In consideration of the assignment to Assignee of the Equity Interests for all Purchaser SPEs acquiring all of the Facilities, Assignee shall pay to Assignor the total amount of $211,000,000.00 (the “MIPA Purchase Price”). The MIPA Purchase Price shall be payable by Assignee to Assignor as follows:

(a)    On or before the Effective Date, a portion of the MIPA Purchase Price in the amount of $5,000,000.00 (such amount, or so much thereof as remains on deposit with Escrow Agent from time to time, the “Deposit”) has been deposited by Assignee with Madison Title Agency, LLC, 1125 Ocean Avenue, Lakewood, NJ 08701, Attn: Samuel M. Shiel (“Escrow Agent”). On the Initial Closing Date, upon the MIPA Closing, the entire amount of the Deposit shall be applied to the MIPA Purchase Price. As of the Effective Date, Assignor and Assignee hereby acknowledge and agree that the Deposit is held by Escrow Agent pursuant to the terms of this Agreement.

(b)    Prior to the Purchase Agreement Closing, Assignee shall deposit, by wire transfer of immediately available federal funds to an account designated by Escrow Agent, such portion of the MIPA Purchase Price (determined pursuant to Section 6.2 below) as to permit Closing on each applicable Closing Date.

4.    Escrow Terms. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions to the Escrow Agent, including without limitation the standard printed general escrow instructions of Escrow Agent, incorporated herein by this reference.

5.    Roof Repairs Credit. Assignor and Assignee hereby acknowledge that the exterior roofs pertaining to certain of the Facilities more particularly described on Schedule “5” attached hereto and located in the State of Louisiana are in need of repair and/or replacement (collectively, the “Roof Repairs”). Following the MIPA Closing, the applicable OTA Transferees shall commence the Roof Repairs, which shall be performed and completed in a good and workmanlike manner. Assignor hereby agrees to give Assignee a credit to the MIPA Purchase Price in the amount of $647,000.00 to be used by Assignee and/or OTA Transferees towards the costs and expenses of performing and completing the Roof Repairs.

6. Closing.

6.1    The closing of the transactions contemplated by this Agreement, namely the transfer of the Equity Interests to Assignee (individually and collectively referred to herein as the “MIPA Closing”) shall occur on the Closing Date, immediately following each applicable Closing pursuant to the Purchase Agreement (each, a “Purchase Agreement Closing”).

6.2    Notwithstanding anything to the contrary in the foregoing, if as of the Initial Closing Date, any of the Facilities are Deferred Facilities, then (a) the MIPA Closing and the Purchase Agreement Closing for such Deferred Facilities shall occur on each Subsequent Closing Date, in accordance with the terms and provisions of Section 2.04 of the Purchase Agreement, and (b) the portion of the MIPA Purchase Price payable by Assignee at each of the Initial Closing and each Subsequent Closing shall be determined in accordance with the terms and provisions of Section 2.02(a) of the Purchase Agreement, with all references to “Purchase Price” being references to the “MIPA Purchase Price” under this Agreement. “Deferred Facility Values and “Excluded Facility Values” shall be those values derived under the Purchase Agreement.

6.3    The date upon which the MIPA Closing and the Purchase Agreement Closing with respect to each of the Facilities shall be referred to herein as, the “Closing Date”.

6.4    In the event the Initial Closing does not occur by the Initial Closing Date, then Assignee may elect by delivery of written notice to Assignor to terminate this Agreement, in which event this Agreement shall immediately terminate, the Deposit shall be promptly returned to Assignee, and the terms and provisions of this Agreement shall be of no further force or effect as to the parties hereto (except as expressly provided otherwise herein). In the event the MIPA Closing has not occurred as to all Facilities by the Outside Date, then Assignee may elect by delivery of written notice to Assignor to terminate this Agreement, in which event this Agreement shall immediately terminate, the portion of the Deposit not applied to the MIPA Purchase Price at prior Closing Dates (if applicable) shall be promptly returned to Assignee, and the terms and provisions of this Agreement shall be of no further force or effect as to the parties hereto (except as expressly provided otherwise herein). In the event Seller or Assignor terminates the Purchase Agreement pursuant to Section 2.04(d) of the Purchase Agreement, or as a result of the Closing Date for all Facilities not having occurred prior to the Outside Date, then Assignor shall cause the Deposit (or such portion thereof as has not been applied at prior Closing Dates, if applicable) to be promptly returned to Assignee.

7. Representations and Warranties; Covenants.

7.1    Assignee hereby makes the warranties and representations set forth on Schedule “7.1” attached hereto and incorporated herein, to Assignor.

7.2    Assignor hereby makes the warranties and representations set forth on Schedule “7.2” attached hereto and incorporated herein, to Assignee. From and after the Effective Date until the MIPA Closing, Assignor shall promptly notify Assignee in writing of any material and adverse change in any condition with respect to a Facility or the Facilities of which Assignor becomes aware, including, but not limited to: (i) the occurrence of any event or circumstance, that makes any material representation or warranty of Assignor under this Agreement, or any material representation or warranty of Seller under the Purchase Agreement, untrue or misleading in any material respect, or (ii) that results in the breach or default of any material covenant of Seller under the Purchase Agreement or the breach or default of any material covenant of Assignor under this Agreement.

7.3    From and after the Effective Date until the MIPA Closing with respect to each Facility, Assignee hereby covenants and agrees as follows: (a) it shall promptly notify Assignor in writing of any material and adverse change in any condition with respect to a Facility or the Facilities of which Assignee becomes aware, including, but not limited to: (i) the occurrence of any event or circumstance, that makes any material representation or warranty of Assignee under this Agreement untrue or misleading in any material respect, or (ii) that results in the breach or default of any material covenant of Assignee under this Agreement; and (b) it shall comply with and perform all of Assignor’s obligations, liabilities and covenants under the Purchase Agreement solely with respect to the Facilities. Assignor shall comply with the reasonable instructions of Assignee with respect to the Facilities as necessary for Assignee to comply with or perform the obligations, liabilities and covenants of Assignor under the Purchase Agreement. With respect to any matters for which Assignor or Assignee have the right or the obligation to make an election and/or to deliver notice under the Purchase Agreement with respect to a Facility, Assignor shall comply with the reasonable instructions of Assignee with respect to any such matter.

7.4    During the period from the Effective Date until the MIPA Closing has occurred with respect to all of the Facilities, Assignor shall not (a) without the prior written consent of Assignee (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any amendments, modifications, or other changes to the Purchase Agreement that materially and adversely affect any of the Facilities, increase the obligations of Purchaser SPEs, or otherwise materially alter the terms of the transactions described in the Purchase Agreement as they pertain to the Facilities and the timing or the terms on which they (or the Equity Interests) are to be purchased, (b) without the prior written consent of Assignee (which consent shall not be unreasonably withheld, conditioned or delayed), terminate the Purchase Agreement, send any notices under or pursuant to the Purchase Agreement with respect to any of the Facilities, provide any consents under or with respect to the Purchase Agreement with respect to any of the Facilities or Purchaser SPEs or take any other action under or with respect to the Facilities or Purchaser SPEs under the Purchase Agreement, and/or (c) except as contemplated hereby, assign, mortgage, pledge, encumber or otherwise transfer or convey (a “Transfer”), in whole or in part, any of its rights, title and interests under the Purchase Agreement or under this Agreement with respect to the Facility Assets for the Facilities or with respect to the Equity Interests. Assignor shall promptly deliver to Assignee copies of any notices delivered by Assignor (or any of its affiliates) to Seller or delivered by Seller (or any of its affiliates) to Assignor pursuant to the Purchase Agreement and pertaining in any way to any Facility, including, but not limited to, a copy of any notices of Certification Loss pertaining to any Facility and a copy of any Subsequent Closing Notice delivered by Seller to Assignor.

7.5    From and after the formation of each Purchaser SPE, (a) Assignor shall, with respect to each Purchaser SPE (i) maintain its and each Purchaser SPE’s existence, and discharge debts, liabilities and obligations as they become due, and operate in the ordinary course in a manner consistent with customary business practices and in compliance in all material respects with all applicable laws, authorizations, and contracts to which it is a party, and (ii) maintain, in all material respects, books and records in accordance with past practice, and with respect to accounting records, GAAP, and (b) Assignor shall not, without the prior written consent of Assignee (to be granted or withheld in its sole and absolute discretion), with respect to each Purchaser SPE (i) grant any option, warrant or other right to purchase or acquire, all or any portion of the Equity Interests, (ii) subject the Equity Interests to any lien, charge, pledge, encumbrance, charge, security interest, or rights of first refusal or first offer, or other adverse claims of any kind, (iii) make any sale, assignment, transfer, abandonment, or other conveyance of the Equity Interests, or (iv) agree or commit to do any of the foregoing.

7.6    Without the prior written consent of Assignee, Assignor shall not deliver a Subsequent Closing Notice to Seller with respect to any of the Facilities. Upon the written request of Assignee, Assignor shall promptly (and in no event more than three (3) business days following receipt of Assignee’s written request) deliver to Seller a Subsequent Closing Notice with respect to any Facilities requested by Assignee in such written request. If Seller delivers a Subsequent Closing Notice with respect to any Facilities pursuant to Section 2.04(c) of the Purchase Agreement, then Assignee shall, subject to the satisfaction of the conditions to Closing set forth in the Purchase Agreement, cause the Closing with respect to such Facilities to occur on or before the applicable Subsequent Closing Date.

7.7    If the Purchase Agreement is terminated in accordance with Section 13.02(d) and Assignor is entitled to damages for its out-of-pocket expenses incurred in connection with the transactions contemplated under the Purchase Agreement in connection with such termination pursuant to the terms and provisions of Section 13.02(d) of the Purchase Agreement, then Assignee shall be entitled to its pro-rata share of such damages recovered from Seller under Section 13.02(d) of the Purchase Agreement.

8. Closing Deliveries.

8.1    Assignee’s Deliveries. On the Initial Closing Date and each Subsequent Closing Date, Assignee shall deliver to Escrow Agent the following documents (collectively, the “Assignee Closing Documents”):

(a)    Two (2) original executed counterpart copies of each applicable Purchaser SPE Assignment, executed by Assignee;

(b)    A certificate (in form reasonably acceptable to Assignee), dated as of the applicable Closing Date, executed, on behalf of Assignee, by an authorized officer of Assignee certifying as of the Closing Date the following: (i) copies of all necessary, and fully executed, limited liability company consents authorizing the acquisition of the Equity Interests by Assignee and the execution, delivery and performance of this Agreement and any other agreement, instrument or other document necessary for Assignee to consummate the transactions contemplated hereby; (iv) the name, title and incumbency of, and bearing the signatures of, the officers of Assignee authorized to execute and deliver this Agreement and any other agreement, instrument or other document necessary for Assignee to consummate the transactions contemplated hereby; and

(c)    A certificate (in form reasonably acceptable to Assignee), dated as of the applicable Closing Date, executed on behalf of Assignee by an authorized officer thereof, and certifying that (i) the representations and warranties of Assignee contained in this Agreement are true and correct at and as of such Closing Date in all material respects as though such representations and warranties were made at and as of such Closing Date, and (ii) Assignee has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the applicable MIPA Closing.

8.2    Assignor’s Deliveries. On the Initial Closing Date and each Subsequent Closing Date, Assignor shall deliver to Escrow Agent the following documents (collectively, the “Assignor Closing Documents”):

(a)    two (2) original executed counterpart copies of each Purchaser SPE Assignment, executed by Assignor;

(b)    A certificate (in form reasonably acceptable to Assignee), dated as of the applicable Closing Date, executed, on behalf of Assignor, by an authorized officer of Assignor certifying as of the Closing Date the following: (i) copies of the certificate(s) of formation of Purchaser SPE(s) and all amendments thereto, certified by the Secretary of State of the relevant jurisdiction of formation as of a date not more than thirty (30) days prior to the Closing Date; (ii) a copy of the LLC Agreement, as amended and in effect as of the Closing Date; (iii) copies of all necessary, and fully executed, limited liability company consents authorizing the sale and transfer of the Equity Interests to Assignee and the execution, delivery and performance of the Purchaser SPE Assignment and any other agreement, instrument or other document necessary for Assignor to consummate the transactions contemplated hereby; (iv) the name, title and incumbency of, and bearing the signatures of, the officers of Assignor authorized to execute and deliver the Purchaser SPE Assignment and any other agreement, instrument or other document necessary for Assignor to consummate the transactions contemplated hereby; and

(c)    A certificate (in form reasonably acceptable to Assignee), dated as of the applicable Closing Date, executed on behalf of Assignor by an authorized officer thereof, and certifying that (i) the representations and warranties of Assignor contained in this Agreement are true and correct at and as of such Closing Date in all material respects as though such representations and warranties were made at and as of such Closing Date, and (ii) Assignor has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the applicable MIPA Closing.

9. Closing Conditions.

9.1    Assignee’s Closing Conditions. The obligations of Assignee to consummate the MIPA Closing shall be subject to the satisfaction or waiver of the following conditions:

(a)    all of the warranties and representations of Assignor set forth in Section 7.2 shall be true, correct and complete in all material respects as of the Effective Date and as of the Closing Date;

(b)    all of the Assignor Closing Documents required to be delivered by Assignor under Section 8.2 shall have been received by the Escrow Agent on or before the Closing Date;

(c)    Assignor shall have complied with all of its obligations under this Agreement that are required to be performed by Assignor prior to the Closing Date;

(d)    no action, suit or proceeding by any governmental authority or other person or entity, which could materially impair the right of Assignor to complete the transactions contemplated to close under this Agreement, shall have been instituted or threatened, excepting any action, suit or proceeding attributable to the act or omissions of Assignee or any of its affiliates;

(e)    the occurrence of the corresponding Purchase Agreement Closing with respect to the Facility Assets for the Facilities subject to the applicable MIPA Closing;

(f)    the Purchase Agreement and this Agreement shall be in full force and effect;

(g)    the Title Company shall be unconditionally committed as of the date of the MIPA Closing to issue to the Purchaser SPEs the Title Policy for the Facilities in the aggregate amount of the MIPA Purchase Price (or applicable portion thereof if all of the Facilities are not being conveyed at such MIPA Closing) and insuring Purchaser SPE’s fee title to the applicable Real Property;

(h)    With respect to the bankruptcy case filed by SCC (together with the OTA Transferors) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”), Seller and the OTA Transferors shall have received such consents, orders, and approvals as the Bankruptcy Court may require in connection with the sale of the Facilities to Assignee and the transfer of operations to the applicable OTA Transferees pursuant to the OTAs; and

(i)    as of each applicable MIPA Closing, the conditions to Closing set forth in Sections 6.02(e) through 6.02(k) of the Purchase Agreement (excluding, however, Section 6.02(j)) with respect to the Facilities closing on such MIPA Closing shall have been satisfied.

Without limiting any of the rights and/or remedies of Assignee pursuant to this Agreement or any Transaction Document (including, but not limited to, any right of Assignee to have its transaction costs and expenses reimbursed), in the event any of the conditions precedent to Assignee’s obligation to consummate the MIPA Closing are not satisfied on or before the Initial Closing Date (excluding with respect to any Deferred Facility), Assignee may terminate this Agreement and have the Deposit promptly returned to Assignee as set forth in Section 6.4.

9.2    Assignor’s Closing Conditions. The obligations of Assignor to consummate the MIPA Closing shall be subject to the satisfaction or waiver of the following conditions:

(a)    all of the warranties and representations of Assignee set forth in Section 7.1 shall be true, correct and complete in all material respects as of the Effective Date and as of the Closing Date;

(b)    all of the Assignee Closing Documents required to be delivered by Assignee under Section 8.1 shall have been received by the Escrow on or before the Closing Date;

(c)    the MIPA Purchase Price (or applicable portion thereof) shall have been delivered to Escrow Agent in accordance with Section 3;

(d)    Assignee shall have complied with all of its obligations under this Agreement that are required to be performed by Assignee prior to the Closing Date;

(e)    no action, suit or proceeding by any governmental authority or other person or entity, which could materially impair the right of Assignee to complete the transactions contemplated to close under this Agreement, shall have been instituted or threatened, excepting any action, suit or proceeding attributable to the act or omissions of Assignor or its affiliates; and

(f)    the occurrence of the corresponding Purchase Agreement Closing with respect to the Facility Assets for the Facilities subject to the applicable MIPA Closing.

10. Allocation of Indemnity Cap and Sabra Indemnity Cap; BME Guaranty.

10.1    The Indemnity Cap under the Purchase Agreement shall be allocated to the Facilities as set forth in Schedule 10 attached hereto. The indemnity cap of Sabra Health Care REIT, Inc. (“Sabra”) under the Indemnity Agreement (the “Sabra Indemnity Cap”) shall be allocated to the Facilities as set forth in Schedule 10 attached hereto. The portion of the Indemnity Cap and Sabra Indemnity Cap that is allocated to the Facilities pursuant to this Section 10.1 and Schedule 10 shall be available solely to cover indemnity claims made by Assignee and/or any of its OTA Transferees with respect to the Facilities.

10.2    Each BME Guarantor (as defined in the Indemnity Agreement) is guaranteeing certain obligations of Assignor under Section 2 of the Indemnity Agreement (the “BME Guaranteed Obligations”). In the event that Assignor and/or any BME Guarantor is obligated to reimburse Sabra for any Indemnity Claim paid by Sabra to Assignee or any of its OTA Transferees with respect to any of the Facilities or to reimburse Sabra for any defense costs incurred by Sabra in connection with any Indemnity Claim made by Assignee or any of its OTA Transferees, in each case, pursuant to the terms and provisions of Section 2 of the Indemnity Agreement, then Assignee shall promptly either pay such amounts to Sabra (to the extent such sums have not been recovered by Sabra from Assignor or any BME Guarantor) or reimburse Assignor and/or any BME Guarantor for such sums (to the extent such sums have already been recovered by Sabra from Assignor and/or any BME Guarantor).

11. Default and Remedies.

11.1    Assignee Default. Upon the occurrence of a default by Assignee of any of its obligations under this Agreement beyond all applicable notice and cure periods, the Assignor’s sole and exclusive remedy shall be to terminate this Agreement, in which case the Assignor shall be entitled to the Deposit as liquidated damages.

ASSIGNOR AND ASSIGNEE AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH ASSIGNOR MAY SUFFER UPON A DEFAULT BY ASSIGNEE HEREUNDER AND THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT ASSIGNOR WOULD SUFFER UPON SUCH A DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAWS AND REGULATIONS.

/s/ GS	/s/ EM
Assignee’s Initials	Assignor’s Initials

11.2    Assignor Default. Upon the occurrence of a default by Assignor of any of its obligations under this Agreement beyond all applicable notice and cure period (an “Assignor Default”), Assignee’s sole and exclusive remedies shall be as follows: (a) to terminate this Agreement, in which case the Deposit shall be promptly returned and paid to Assignee and this Agreement shall be of no further force and effect; or (b) to commence an action for specific performance within sixty (60) days after the occurrence of the Assignor Default.

12. Post-Termination Covenant.

12.1    In the event this Agreement or the Purchase Agreement is terminated, then until the later to occur of (i) May 27, 2019 and (ii) the expiration of the Standstill Period (as defined below), neither Assignee, nor any member, partner, officer, director or manager of Assignee, nor any affiliate of Assignee, shall directly or indirectly, in one or more transactions, (A) merge, consolidate or agree to enter into such other business combination or affiliation with Seller (or enter into one or more agreements to do same) solely with respect to the Facilities, (B) purchase or acquire any substantial portion of the Facility Assets relating to the Facilities (or enter into one or more agreements to do same) from Seller, or (C) enter into a management, administrative or consulting services or similar agreement with Seller providing for the control, operation, management or administration of the Facilities. As used herein, “Standstill Period” means the date commencing on the Effective Date and ending on a date determined as follows: (1) the date on which this Agreement or the Purchase Agreement, as applicable, is terminated if: (x) this Agreement or the Purchase Agreement is terminated by Assignor despite the satisfaction of all conditions to the performance of Assignor’s obligations at a closing under this Agreement or the Purchase Agreement, or (y) this Agreement or the Purchase Agreement is terminated by a party other than Assignor due to Assignor’s failure to perform an obligation of Assignor under this Agreement or the Purchase Agreement or due to Assignor’s breach of a representation or warranty of Assignor under this Agreement or the Purchase Agreement, or (2) in the absence of a termination described clause (1) above, the date that is 180 days following the termination of the Purchase Agreement or this Agreement, as applicable.

12.2    Assignor shall be entitled to specific performance in the event of any breach or attempted breach of this Section 12. This Section 12 shall survive the termination of this Agreement.

13. Indemnities.

13.1    Conditioned in all respects on the occurrence of the MIPA Closing, Assignee shall and does hereby indemnify, protect, defend and hold Assignor and its members, managers, partners, officers, directors, shareholders, representatives, agents and employees harmless from and against any and all loss, liability, fines, suits, claims, obligations, damages, penalties, demands and actions, and costs and reasonable expenses of any kind or nature (including reasonable attorneys’ fees) due to or arising out of (a) breach of any representation, warranty or covenant in this Agreement or any of the Assignee Closing Documents, or (b) the Equity Interests or the Purchase Agreement, to the extent caused by the acts or omissions of Assignee or its affiliates, agents, members, officers, managers or employees; all except to the extent caused by the acts or omissions of Assignor or its affiliates, agents, members, officers, managers, or employees.

13.2    Assignor shall and does hereby indemnify, protect, defend and hold Assignee and its members, managers, partners, officers, directors, shareholders, representatives, agents and employees harmless from and against any and all loss, liability, fines, suits, claims, obligations, damages, penalties, demands and actions, and costs and reasonable expenses of any kind or nature (including reasonable attorneys’ fees) due to or arising out of (a) breach of any representation, warranty or covenant in this Agreement or any of the Assignor Closing Documents, (b) the Purchase Agreement, any Facility or any Facility Assets caused by the acts or omissions of Assignor or its affiliates, agents, members, officers, managers or employees at any time, or (c) the Equity Interests (i) caused by the acts or omissions of Assignor or its affiliates, agents, members, officers, managers or employees at any time, or (ii) as to any Purchaser SPE, arising before the later to occur of the applicable Closing Date or the date of the corresponding MIPA Closing; all except to the extent caused by the acts or omissions of Assignee, or its affiliates, agents, members, officers, managers, or employees.

13.3    This Section 13 shall survive the MIPA Closing or sooner termination of this Agreement.

14. Miscellaneous Provisions.

14.1    This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of any party) without the prior written consent of the other parties hereto.

14.2    The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

14.3 Time is of the essence.

14.4    Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

14.5    This Agreement and the Schedules and Exhibits contain all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to such matter shall be effective. This Agreement may be modified in writing only, signed by the parties in interest at the time of the modification.

14.6    No waiver by the parties of any provision hereof shall be deemed a waiver of any other provision hereof or any subsequent breach of the parties of the same or any other provision. The parties’ consent to or approval of any act shall not be deemed to render unnecessary the obtaining of the parties’ consent to or approval of any subsequent act by the parties.

14.7    Any notices or other communication permitted or required pursuant to this Agreement shall be made in writing and shall be delivered personally or sent by an overnight delivery or courier service, by certified or registered mail return receipt requested (postage prepaid) to the parties at the addresses set forth below. Notices shall be deemed given when personally served, or, if sent by overnight delivery or courier service, the day after sent from within the United States, or if mailed, two (2) days after date of deposit in the United States mail.

Assignee:	c/o CareTrust REIT, Inc.
905 Calle Amanecer, Suite 300
San Clemente CA 92673
Attention: Greg Stapley

With copies to:	Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive, Suite 1350
Newport Beach CA 92660
Attention: James Callister, Esq.

To Assignor:	BME Texas Holdings LLC
45 Broadway, Suite 2640
New York, NY 10017
Attention: Elliott Mandelbaum and Samuel Rieder

With copies to:	c/o BlueMountain Capital Management, LLC
280 Park Avenue, 12th Floor
New York, NY 10017
Attention: Richard Horne and Elliott Mandelbaum

14.8    This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

14.9    This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, and personal representatives of the parties.

14.10    The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all of the parties; each counterpart shall be deemed an original instrument as against any party who has signed it.

14.11    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person or persons, firm or firms, corporation or corporations may require.

14.12    In the event of default hereunder by either party, and the other party engages an attorney to prepare a notice or notices and/or to otherwise communicate with the defaulting party, then the defaulting party shall be liable to the other party for its reasonable attorneys’ fees incurred by it for such services.

14.13    If any party brings an action or proceeding to enforce or interpret the terms hereof or declare rights hereunder, the prevailing party (as hereinafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term “prevailing party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred.

14.14    Each of the parties agrees to execute such additional instruments and documents as may be necessary to implement the terms and provisions of this Agreement.

14.15 As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliates” or “affiliates” means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, “control” or “controlled” means the possession of the power, directly or indirectly, to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise; and

(b)    “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity, healthcare authority or other entity.

[Signatures on the Following Pages]

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the date first above written.

ASSIGNOR:

BME TEXAS HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Elliott Mandelbaum

Name:	Elliott Mandelbaum
Title:	Authorized Signatory

ASSIGNEE:

CTR PARTNERSHIP, L.P., a Delaware limited partnership

By:	CARETRUST GP, LLC, a Delaware limited liability company Its: general partner

	By:	CARETRUST REIT, INC., a Maryland corporation, its sole member

	By:	/s/ Gregory K. Stapley
Gregory K. Stapley, President

Accepted and agreed to:

ESCROW AGENT:

MADISON TITLE AGENCY, LLC

By:	/s/ Samuel Herskovits

Name:	Samuel Herskovits
Title:	Executive Vice President

LIST OF SCHEDULES AND EXHIBITS*

Exhibit “A”	—	Form of Purchaser SPE Assignment

Schedule “1”	—	Facilities

Schedule “5”	—	Louisiana Facilities Needing Roof Repairs

Schedule “7.1”	—	Assignee’s Representations and Warranties

Schedule “7.2”	—	Assignor’s Representations and Warranties

Schedule “10”	—	Allocation of Indemnity Cap and Sabra Indemnity Cap

*

Schedules and exhibits are being omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.